Exhibit 10.13

5481 CREEK ROAD

INDUSTRIAL BUILDING LEASE

1. BASIC TERMS.

This Section contains the Basic Terms of this lease (this “Lease”) between Landlord and Tenant, as each is named below. Other Sections of the Lease referred to in this Section 1explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

I.I Effective Date of Lease March 31, 2022

1.2 Landlord: CREEK ROAD WARWHOUSE COMPLEX LLC. an Ohio limited liability company

1.3 Tenant: JPOUTFITTERS, LLC, a Delaware limited liability company

1.4 Premises: Approximately Twenty-Four Thousand Forty-Nine (24,049) rentable square feet (the “Premises”) at the property commonly known as 5481 Creek Road, Blue Ash, Ohio 45242 (the ..Property’’). The improvements on the Property consist of Seventy-Four Thousand One Hundred Six (74,106) square foot industrial building (the “Building”). The Premises and the Property are depicted on Exh1b1t A-1. The Premises is commonly referred to as Unit C.

1.5 Property: The real property on which the Premises is located, as legally described on Exhibit A

1.6 Lease Term: Sixty-Three (63) months (“Term”), commencing April 1, 2022 (“Commencement Date”) and, unless sooner terminated or extended as provided herein, ending on June 30, 2027 (‘·Expiration Date”). In the event that, for any reason, Landlord permits Tenant to have access to, or possession of, the Premises prior to the Commencement Date, all of the terms and conditions of this Lease shall apply throughout any pre-Commencement Date use or occupancy. Landlord shall not, however, be obligated to grant to Tenant any right to use, occupy or possess all or any portion of the Premises prior to the Commencement Date. Unless otherwise expressly provided, “Term” shall include any extension through Tenant’s exercise of the Renewal Options contained in the Addendum to this Lease.

1.7 Landlord Delivery: April 1, 2022

1.8 Rent Commencement: May 1, 2022

1.9 Permitted Uses: (See Section 4.1) Offices/general warehousing and distribution.

1.10 Tenant’s Guarantor: none.

1.11 Security/Damage Deposit: (See Section 4.4) Nine Thousand Nine Hundred Sixty Dollars ($9,960.00).

1.12 Initial Estimated Additional Rent: Two Thousand Nine Hundred Forty-Six Dollars ($2,946.00) per month.

1.13 Tenant’s Proportionate Share: Thirty-Two and Forty-Five Hundredths percent (32.45%).

1.14 Addendums to Lease: One (1) five (5) year renewal option.

1.15 Exhibits to Lease: The following exhibits are attached lo and mad a part of this Lease: A (Legal Description); A- l (Depiction of Premises and Property); B (Intentionally Deleted); C (intentionally Deleted); D (Broom Clean Condition and Repair Requirements); Exhibit E (Rules and Regulations); and Exh1b1t F (Tenant Contacts).

2. LEASE OF PREMISES; RENT.

2.1 Lease of Premises for Lease Term. Landlord herby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2 2 Types of Rental Payments. Subject to the abatement described below, Tenant shall pay base rent (the “Base Rent”)

1 Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term, in the amounts and for the periods as set forth below:

Lease Period	Base Rent PSF	Monthly Base Rent	Period Base Rent
4/1/2022 – 4/30/2022	$0.00	$0.00	$0.00
5/1/2022 – 6/30/2023	$3.50	$7,014.29	$98,200.08
7/1/2023 – 6/30/2024	$3.61	$7,234.74	$86,816.89
7/1/2024 – 6/30/2025	$3.71	$7,435.15	$89,221.79
7/1/2025 – 6/30/2026	$3.83	$7,675.64	$92,107.67
7/1/2026 – 6/30/2027	$3.94	$7,896.09	$94,753.06

Notwithstanding the foregoing, provided Tenant is not in Default, Tenant’s Base Rent obligations shall be abated for the following months: April 1, 2022 thru April 30, 2022.

In addition to Base Rent, Tenant shall pay (a) Tenant’s Proportionate Share (as set forth in Section 1.13) of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). This Lease refers to Base Rent and Additional Rent collectively as “Rent.”

In the event any Rent is not paid within 5 calendar days of the date when due, a late charge in an amount equal to 5% of the then delinquent Rent (the “Late Charge”) shall be imposed.

All Rent shall be paid by Tenant to Landlord, at 11129 KENWOOD ROAD, CINCINNATI, OH 45242, or as otherwise directed by Landlord in writing.

2.3 Required Payments at Execution. On or before the Commencement Date, Tenant shall deposit with Landlord an amount equal to the sum of the first monthly installment of Base Rent as set forth in Section 2.2 above and the sum designated as the Initial Estimated Additional Rent as set forth in Section 1.12 above. Tenant’s deposit of the foregoing items, together with the amount of the Security Deposit specified in Section 1.11 above shall constitute a condition precedent to the Landlord’s obligations under this Lease.

2.4 Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff. No payment by Tenant, or receipt or acceptance by Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord. Rent due for any partial calendar month during the Term shall be prorated on a per diem basis.

3. OPERATING EXPENSES.

3.1 Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1 Operating Expenses. The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership, repair, restoration, maintenance, and operation of the Property. Operating Expenses include, but are not limited to, the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, the Common Areas, as defined below); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas, together with any taxes on such utilities; (iii) all market-based premiums for commercial property, casualty, general liability, and all other types of insurance provided by Landlord and relating to the Property; all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies; the amount of any deductible(s) if and to the extent a loss(es) is incurred and the applicable insurer(s) applies the deductible before making payment of any available insurance proceeds; (iv) management fees not to exceed 4% of the net rent; (v) any capital improvements that are either (a) designed to reduce Operating Expenses or (b) required for compliance with applicable laws, the cost of which shall be reasonably amortized by Landlord; (vi) Taxes, as defined in Section 3.1.2; and (vii) those costs and expenses referenced in Section 13.1.4 that are specifically designated as Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include any of the following: (a) any insured casualties; (b) lease negotiation expenses (including attorney’s fees), leasing commissions, advertising expenses and tenant fit-out expenses; (c) interest or principal payments on any mortgage; (d) any depreciation allowance or expense; (e) any costs and expenses related to Landlord’s Work; (f) any costs or expenses actually reimbursed to Landlord from any source or for which Landlord is otherwise compensated, and (g) any expenses associated with a mortgage or other loans on the property, (h) any structural repairs or replacement to the Premises specifically including foundation and exterior and interior load-bearing walls, that are not a Tenant Related Repair and that are only required due to circumstances that are no fault of Tenant or Tenant’s use of the Premises.

3.1.2 Taxes. The term “Taxes,” as referred to in Section 3.1.1(vii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting either or both of (x) such taxes or assessments and (y) the assessed value of the Property. For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term. Tenant will not be entitled to tax appeal refunds if in default or if any tax appeal fees are unpaid.

3.2 Payment of Additional Rent. Additional Rent commences to accrue upon the Commencement Date. The Tenant’s Proportionate Share of Operating Expenses payable hereunder for the calendar years in which the Term begins and ends shall be prorated to correspond to that portion of said calendar years occurring within the Term. Landlord shall have the right to reasonably estimate the Operating Expenses for each calendar year. Upon Landlord’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that calendar year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the calendar year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that calendar year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any calendar year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular calendar year, Tenant shall pay the deficiency within thirty (30) days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given calendar year exceeds Tenant’s actual liability for such calendar year (“Excess Additional Rent”), the Excess Additional Rent shall be credited against the Estimated Additional Rent next due from Tenant after Landlord’s determination that Excess Additional Rent has been paid by Tenant; provided, however, in the event that Tenant pays Excess Additional Rent during the final year of the Term, then upon the expiration of the Term, and determination, by Landlord, of the actual amount of Excess Additional Rent, Landlord shall pay Tenant the then-applicable Excess Additional Rent.

3.3 Auditing of Operating Expenses. As soon as is reasonably practical after each calendar year, Landlord shall provide Tenant with a statement (a “Statement”) setting forth Tenant’s actual ultimate liability for its Proportionate Share of Operating Expenses for the subject calendar year. If Tenant disputes the amount set forth in a given Statement, Tenant shall have the right, at Tenant’s sole expense, to cause Landlord’s books and records with respect to the particular calendar year that is the subject of that particular Statement to be audited (the “Audit”) by a certified public accountant mutually acceptable to Landlord and Tenant (the “Accountant”), provided Tenant (i) has not defaulted under this Lease and failed to cure such default on a timely basis and (ii) delivers written notice (an “Audit Notice”) to Landlord on or prior to the date that is sixty (60) days after Landlord delivers the Statement in question to Tenant (such 60-day period, the “Response Period”). If Tenant fails to timely deliver an Audit Notice with respect to a given Statement, then Tenant’s right to undertake an Audit with respect to that Statement and the calendar year to which that particular Statement relates shall automatically and irrevocably be waived. Any Statement shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct, at the end of the applicable Response Period, unless prior thereto, Tenant timely delivers an Audit Notice with respect to the then- applicable Statement. If Tenant timely delivers an Audit Notice, Tenant must commence such Audit within sixty (60) days after the Audit Notice is delivered to Landlord, and the Audit must be completed within forty-five (45) days of the date on which it is begun. If Tenant fails, for any reason, to commence and complete the Audit within such periods, the Statement that Tenant elected to Audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. The Audit shall take place at the offices of Landlord where its books and records are located, at a mutually convenient time during Landlord’s regular business hours. Before conducting the Audit, Tenant must pay the full amount of Operating Expenses billed under the Statement then in question. Tenant hereby covenants and agrees that the Accountant engaged by Tenant to conduct the Audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. If an Audit is conducted in a timely manner, such Audit shall be deemed final and binding upon Landlord and Tenant and shall, as between the parties, be conclusively deemed correct. If the results of the Audit reveal that the Tenant’s ultimate liability for Operating Expenses does not equal the aggregate amount of Estimated Additional Rent actually paid by Tenant to Landlord during the calendar year that is the subject of the Audit, the appropriate adjustment shall be made between Landlord and Tenant, and any payment required to be made by Landlord or Tenant to the other shall be made within thirty (30) days after the Accountant’s determination. In no event shall this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses. Tenant agrees that the results of any Audit shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity. The foregoing provisions concerning a potential Audit are personal to Tenant and shall not run with this Lease or for the benefit of any assignee or sub lessee (whether permitted or not). Notwithstanding anything to the contrary contained, herein, if Tenant’s Auditing of the Operating Expense reveals an overcharge where billed Operating Expenses exceeded Actual Operating Expenses by 10%, Landlord will reimburse Tenant for the reasonable actual costs associated with the Audit not to exceed $2,500.

4. USE OF PREMISES AND COMMON AREAS; SIGNAGE; SECURITY DEPOSIT.

4.1 Use of Premises and Property. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above, and in compliance with applicable Laws (as defined below) and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any “Certificate of Occupancy” (or comparable permit or license) for either or both of the Premises and the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property or any equipment, facilities or systems therein; (c) constitute a violation of any Laws, the requirements of insurance bodies, or the rules and regulations of the Property, including, but not limited to, any covenant, condition or restriction encumbering the Property; (d) exceed the load bearing capacity of the floor of the Premises; or (e) impair the character, reputation or appearance of the Property.

4.2 Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time. Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by any or all of Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith. Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property.

4.3 Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed, and then only in compliance with all applicable Laws, Easements and Landlord’s list of signage specifications. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal, or the installation or existence of the signs.

4.4 Security/Damage Deposit. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord the sum set forth in Section 1.11 above, in cash (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder. The Security shall be held by Landlord, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security. If Tenant defaults in the performance of any of its covenants hereunder, Landlord may, without notice to Tenant, apply all or any part of the Security to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within thirty (30) days after the later to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), and thereupon Landlord shall be discharged from any further liability with respect to the Security.

5. CONDITION AND DELIVERY OF PREMISES.

5.1 Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis. Tenant acknowledges that neither Landlord nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Landlord shall not be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, entry into this Lease, but this shall not excuse Landlord from its obligations to make future structural repairs or replacements to the Premises as required under this Lease, except as expressly and specifically set forth in this Lease.

6. SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1 Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.

6.2 Estoppel Certificate. Tenant agrees, from time to time and within ten (10) days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute a Default, as defined below (without any obligation to provide any notice thereof or any opportunity to cure such failure to timely perform).

6.3 Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant and first arising or accruing after the effective date of Landlord’s transfer of its interest in the Premises, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7. QUIET ENJOYMENT.

Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights under Section 15 and elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors, and representatives may perform the General Maintenance Services (as hereinafter defined) and and representatives may perform Landlord’s repairs under Section 13.1.4 without undue interruption, delay or hindrance. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord’s use of any portion of the Common Areas shall not interfere, in any material respect, with any or all of (a) Tenant’s rights to occupy and use the Common Areas (in the manner and for the purposes contemplated hereunder); (b) Tenant’s right to utilize the vehicular parking areas located on the Common Areas; and (c) Tenant’s right(s) of access, ingress and egress to and from the Common Areas.

8. ASSIGNMENT AND SUBLETTING.

Tenant shall not (a) assign (whether directly or indirectly or by operation of law), in whole or in part, this Lease, or (b) mortgage Tenant’s interest in either or both of the Premises and this Lease or pledge its interest in this Lease, or (c) sublet the Premises, in whole or in part, without the prior written consent of Landlord (and Landlord’s lender, if applicable), which consent shall not be unreasonably withheld or delayed. In making its determination to provide or withhold its consent, it shall be reasonable for Landlord to take into consideration both the business experience and the financial condition of the surviving entity that shall constitute its tenant after the occurrence of any of (a) through (c) above, and Landlord may impose commercially reasonable conditions precedent to the issuance of its consent (e.g. delivery of a guarantee or other collateral, whether in the form of a security deposit or otherwise). Provided the intended transferee’s net worth and creditworthiness are at least equal to that of Tenant, Tenant may, however, assign this Lease or sublease a portion of the Premises to (i) any corporation, limited liability company or partnership that controls, is controlled by or is under common control with Tenant, or (ii) any corporation or limited liability company resulting from the merger or consolidation with Tenant or (iii) any entity that acquires all or substantially all of Tenant’s stock, membership interest or assets as a going concern of the business that is being conducted on the Premises (each, a “Permitted Transfer”). Except in the case of Permitted Transfer, in no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord (and Landlord’s lender, if applicable) shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord (and Landlord’s lender, if applicable) any and all documentation reasonably required by Landlord (and Landlord’s lender, if applicable) in order to evidence assignee’s assumption of all obligations of Tenant hereunder. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord may (without prejudice to, or waiver of Landlord’s rights), collect Rent from the assignee, subtenant or occupant. In the event of an assignment of this Lease and the payment of consideration specifically attributable to assignment of this Lease (and excluding any consideration paid to Tenant for the sale of its stock, membership interests, or assets as a going concern) from the assignee to the Tenant in connection therewith, fifty percent (50%) of such consideration shall be paid to Landlord. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than (on a pro rata and proportionate basis) the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.

9. COMPLIANCE WITH LAWS.

9.1 Compliance with Laws. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all applicable local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to Tenant’s use and occupancy of the Premises, and including, but not limited to, all applicable Laws concerning or addressing matters of an environmental nature, provided that Tenant shall not be obligated to make (and Landlord shall, with such expense being passed through and reasonably amortized as an Operating Expense in accordance with Section 3.1.1, make) any alterations or additions required by Laws. Notwithstanding the foregoing, Tenant shall not be responsible for correcting any violations of existing Laws to the extent existing in the Premises as of the date of this Lease, and the same shall be corrected by Landlord at no cost or expense to Tenant. Tenant shall be solely responsible only for the cost of compliance with all applicable laws, orders and regulations of federal, state, county and town authorities that arise out of Tenant’s specific use and occupancy of the Premises. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2 Hazardous Materials. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all Tenant’s Parties to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord and its agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests, at Tenant’s expense, for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. At Tenant’s sole cost, Tenant will at all times during the Term (and at all times thereafter that Tenant remains in possession of the Premises) take all reasonable measures to prevent the release or discharge of Hazardous Materials at or from the Premises. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9.2. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (collectively, “Tenant’s Parties”) during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining such consent, if Tenant promptly thereafter delivers to Landlord written notice of the emergency and the action taken to remedy it. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease.

10. INSURANCE.

10.1 Insurance to be Maintained by Landlord. Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) business income/rental value insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender. All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole discretion. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

10.2 Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times from and after the date of this Lease, the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating/financial size category of A/VIII or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (c) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as an additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. Certified copies of Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses at least thirty (30) days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (x) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (y) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property. Tenant shall provide written notice to Landlord in accordance with Section 24.2 below prior to the cancelation or material modification of any of Tenant’s Policies.

10.3 Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $3,000,000.00 annual general aggregate, per location (these limits may be achieved by a combination of a primary policy and an excess or umbrella liability policy); (ii) business auto liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant ; and (v) if Tenant handles, stores or utilizes Hazardous Materials in its business operations, pollution legal liability insurance with limits acceptable to Landlord. Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), for any Losses (defined in Section 17.2 below) to the extent any such Losses are insured against or required to be insured against under this Lease; including, but not limited to, Losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, business income/extra expense/rental value insurance, commercial general liability, business auto liability, workers’ compensation or employers’ liability policies described above. This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

11. ALTERATIONS.

Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance and workers’ compensation insurance. Such insurance policies shall satisfy all obligations imposed under Section 10.1. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord. Tenant shall provide Landlord with “as built” plans (upon completion), copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord provides consent to an Alteration, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease.

12. LANDLORD’S AND TENANT’S PROPERTY.

All alterations and improvements made to the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal pursuant to Section 11. For purposes of this Lease, any references to “Tenant’s Property” shall mean any personal property owned by Tenant, including Tenant’s machinery, equipment and trade fixtures that are capable of being removed without causing damage to the Premises. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises resulting from either or both of such installation and removal. Any other items of Tenant’s Property that remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items of Tenant’s Property may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense.

13. REPAIRS AND MAINTENANCE.

13.1 Tenant Repairs and Maintenance.

13.1.1 Tenant Responsibilities. Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense: (i) both (x) maintain and preserve, in a good and safe condition, repair and appearance (the “Required Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Required Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ fire suppression system, plumbing and any sewage stoppage located in , under and above the Premises, HVAC systems, all doors (interior and exterior), overhead or otherwise, glass and levelers located in the Premises, lawn and landscaping, pest control, waste removal, exterior lot cleaning, janitorial, painting (interior and exterior), and snow and ice removal; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.1.4); and (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services, maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for quarterly maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants, any Tenant’s Parties, or others entering into, or utilizing, all or any portion of the Premises for any reason or purpose whatsoever, including, but not limited to (a) the performance or existence of any Alterations, (b) the installation, use or operation of Tenant’s Property in the Premises; and (c) the moving of Tenant’s Property in or out of the Premises (collectively, “Tenant-Related Repairs”).

13.1.2 General Maintenance Services. Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall reimburse Landlord for the cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis subject to annual reconciliation, as described in Section 3.2 above). Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided in Section 13.1.4, to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

13.1.3 HVAC Maintenance Contract. Tenant shall also maintain, in full force and effect, a preventative maintenance and service contract with a reputable, fully licensed and insured/bonded third-party service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). The terms and provisions of any HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system, but not less than quarterly preventative maintenance visits. Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then-applicable expiry date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent.

13.1.4 Landlord Repairs. Landlord shall repair, replace and restore the (a) foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property and (b) the Common Areas; provided, however, that in the case of both (a) and (b): (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items (except for the foundation, exterior and interior load-bearing walls which shall be specifically excluded) shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall be reasonably amortized before being passed on as Operating Expenses; and (ii) notwithstanding (i) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within 10 days after Landlord’s delivery of demand therefor.

14. UTILITIES.

Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services. As provided in Section 3.1.1. above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for Tenant’s Proportionate Share of utility expenses when and as such expenses are incurred. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such utility services to the Premises. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property.

15. INVOLUNTARY CESSATION OF SERVICES.

Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16. LANDLORD’S RIGHTS.

Landlord and its agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises; (b) to install a sign at or on the Property to advertise the Property for lease or sale; (c) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make. During the period of twelve (12) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants.

17. NON-LIABILITY AND INDEMNIFICATION; FORCE MAJEURE.

17.1 Non-Liability. Subject to Landlord’s indemnity under Section 17.3, none of the Landlord Indemnified Parties (defined below) shall be liable to Tenant for any Loss to Tenant or to any other person, or to its or their property, irrespective of the cause of such Loss. In the event that Landlord’s indemnity under Section 17.3 is applicable, it shall apply only as and to the specific extent expressly provided in Section 17.3. Further, none of the Landlord Indemnified Parties shall be liable to Tenant (a) for any damage caused by other persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential, punitive or indirect damages, including those purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; or (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same.

17.2 Tenant Indemnification. Except in the event of, and to the extent of, Landlord’s gross negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Landlord’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant has possession of, or is given access to, the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant’s Parties; and (c) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease. The obligations of Tenant in the prior sentences are referred to collectively as “Tenant’s Indemnified Matters.” In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but except in connection with third party tort claims, not indirect, special, consequential, or punitive), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3 Landlord Indemnification and Limitation of Landlord’s Liability. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the sole and direct result of any willful or intentional acts or omissions of any Landlord Indemnified Party. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4 Force Majeure. Each of the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) and each of the obligations of Landlord, shall be excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other, to the extent that any failure to perform, or delay in performing such obligation arises out of either or both of (a) any labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s, as the case may be, reasonable control; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Property, beyond Landlord’s or Tenant’s, as the case may be, reasonable control.

18. DAMAGE OR DESTRUCTION.

18.1 Notification and Repair; Rent Abatement. Tenant shall give prompt notice to Landlord of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. Subject to the provisions of Section 18.2 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair the damage and restore and rebuild the Property and/or the Premises (except Tenant’s Property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage. Landlord shall use its diligent and good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord shall not be required to do such repair or restoration work except during normal business hours of business days. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2 Total Destruction. If the Premises shall be totally destroyed by fire or other casualty, or if the Premises shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration of the Premises requires more than one hundred eighty (180) days or (ii) such repair or restoration requires the expenditure of more than (a) eighty percent (80%) of the full insurable value of the Premises on file with Landlord’s insurer immediately prior to the casualty or (b) fifty percent (50%) of the full insurable value of the Premises immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within ten (10) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises by Landlord. Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than ten percent (10%) of the full insurable value of the Premises; and (y) occurs during the last two years of Lease Term, then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence. In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding two (2) sentences. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant for, and Tenant shall not be entitled to terminate this Lease by virtue of, any delays in completion of repairs and restoration. For purposes of this Section 18.2 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19. EMINENT DOMAIN.

If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for Tenant’s Property, shall be the property of Tenant.

20. SURRENDER AND HOLDOVER.

On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord “Broom-Clean” (as defined by Exhibit D attached hereto and incorporated herein by reference); (b) Tenant shall remove all of Tenant’s Property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (A) Tenant shall be deemed a tenant-at-will; (B) Tenant shall pay 200% of the aggregate of all Rent last prevailing hereunder for the entire calendar month, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (C) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21. EVENTS OF DEFAULT.

21.1 Bankruptcy of Tenant. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within ninety (90) days after filing, or whenever a receiver of Tenant or of or for the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2 Default Provisions. In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five (5) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive twelve (12) month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than sixty (60) days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election, (c) if Tenant vacates or abandons the Premises during the Term, and (d) It shall be an automatic Event of Default under this Lease (for which no notice or cure period shall be required) in the event that (i) Tenant transfers all of some portion of its assets to another party, regardless of a.) the nature of the assets and b.) whether that transferee is an affiliate of Tenant or an unrelated third party, and (ii) as a result (directly or indirectly) of such transfer, Tenant no longer has sufficient assets to permit Tenant to timely and fully satisfy the obligations (monetary or otherwise) imposed on it under this Lease.

22. RIGHTS AND REMEDIES.

22.1 Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2 Landlord’s Remedies. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity, do or perform any or all of the following:

22.2.1 Terminate this Lease and/or Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees and brokerage commissions, and amounts equal to the unamortized portions of (i) all brokerage commissions paid by Landlord in connection with this Lease, (ii) all costs incurred by Landlord in connection with Landlord’s Work and any and all other improvements made to the Premises by Landlord for Tenant’s benefit, and (iii) any tenant improvement allowance, moving allowance or other allowances provided by Landlord to Tenant under this Lease. The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the current yield, as of the date on which this Lease is terminated under this Section 22.2.1, on United States Treasury Bills having a maturity date closest to the stated Expiration Date of this Lease, plus one percent per annum. Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section 22.2.1. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or

22.2.2 Continue the Lease and either (a) continue Tenant’s right to possession or (b) terminate Tenant’s right to possession and in the case of either (a) or (b), recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3 Pursue any other remedy now or hereafter available under the laws of the state in which the Premises are located.

22.2.4 Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.4 above.

Any and all of Tenant’s Property that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such Tenant’s Property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any Tenant’s Property not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease, nor the termination of Tenant’s right to possession, shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3 Additional Rights of Landlord. All sums advanced by Landlord on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest (“Default Interest”) at the rate of five percent (5%) per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, NA, or its successor, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4 Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

22.5 Sale of Premises. Notwithstanding anything contained in this Lease to the contrary, the sale of the Premises by Landlord shall not constitute Landlord’s acceptance of Tenant’s abandonment of the Premises or rejection of the Lease or in any way impair Landlord’s rights upon Tenant’s default, including, without limitation, Landlord’s right to damages.

22.6 Landlord’s Default. In the event that Landlord defaults in the observance or performance of any term or condition required to be performed by Landlord hereunder, Tenant, may commence an action in a court of competent jurisdiction to compel performance by Landlord hereunder; provided, however, that Tenant may not exercise such remedy without first providing written notice of the alleged default to Landlord, setting forth with reasonable specificity and detail the nature of such default, and thereafter permitting Landlord a thirty (30) day period to cure such default (which cure period may be extended if Landlord is diligently pursuing performance of the applicable cure, but such cure is not completed within the 30 day period). Upon expiration of Landlord’s cure period, Tenant shall deliver written notice to Landlord advising of Tenant’s election to file the action contemplated above. The remedy provided in this Section 22.6 is Tenant’s sole and exclusive remedy, whether at law or in equity. In connection with the exercise of the foregoing remedy or otherwise, Tenant shall not be entitled to any abatement, deduction or set off against the Rent payable hereunder.

23. MISCELLANEOUS.

23.1 Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

23.2 Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if (a) personally delivered, or (b) if sent by Federal Express or other comparable commercial overnight delivery service, or (c) sent by certified mail, return receipt requested and postage prepaid, addressed (in the case of any or all of (a), (b) and (c) above) to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made (i) on the day so delivered or (ii) in the case of overnight courier delivery on the first business day after having been deposited with the courier service, and (iii) in the case of certified mail, on the third (3rd) business day after deposit with the U.S. Postal Service, postage prepaid.

Landlord’s Address for Notices:

Creek Road Warehouse Complex LLC

c/o Midwest Properties

Attention: Jared Wendling

11129 Kenwood Road

Cincinnati, Ohio 45242

Tenant’s Addresses for Notices:

JP Outfitters, LLC

Attention: General Manager

5345 Creek Road

Cincinnati, Ohio 45242

23.3 Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

23.4 Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises is located.

23.5 WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

23.6 Financial Information. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor. Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

23.7 Confidential Information. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section shall survive the termination of this Lease.

23.8 Lien Prohibition. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property. The provisions of this Section shall survive the termination or expiration of this Lease.

THE INTEREST OF THE LANDLORD IN THE PREMISES SHALL NOT, UNDER ANY CIRCUMSTANCES, BE SUBJECT TO LIENS FOR ALTERATIONS MADE BY THE TENANT OR ANY OTHER ACT OF TENANT.

23.9 Landlord’s Covenants; No Termination Right. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate, and to the extent permitted by law waives the benefit of any law now or hereafter in effect which would permit Tenant to terminate, this Lease for breach of Landlord’s obligations hereunder.

23.10 Anti Terrorism. Tenant represents and warrants to and covenants with Landlord that (i) neither Tenant nor any of its affiliates nor any of Tenant’s or its affiliates’ officers, directors, members, partners, shareholders or other equity interest holders (all of the foregoing persons and entities being referred to herein collectively as the “Tenant Parties”) currently is, nor shall any of them be, at any time during the Term, in violation of any laws relating to terrorism or money laundering that may now or hereafter be in effect (collectively, the “Anti-Terrorism Laws”), including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, any regulations of the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) related to Specially Designated Nationals and Blocked Persons that may now or hereafter be in effect, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (as heretofore or hereafter amended, the “USA Patriot Act”); (ii) none of the Tenant Parties is nor shall any of them be, during the Term, a Prohibited Person. A “Prohibited Person” is (1) a person or entity owned or controlled by, affiliated with, or acting for or on behalf of, any person or entity that is identified as a “Specially Designated National” on the then- most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list, or (2) a person or entity who is identified as, or affiliated with, a person or entity designated as a terrorist, or associated with terrorism or money laundering, pursuant to regulations promulgated in connection with the USA Patriot Act); and (iii) Tenant has taken, and shall continue to take during the Term, reasonably appropriate steps to understand its legal obligations under the Anti-Terrorism Laws and has implemented, and shall continue to implement during the Term, appropriate procedures to assure its continued compliance with the above-referenced laws. Tenant hereby defends, indemnifies, and holds harmless Landlord and its affiliates and their respective officers, directors, members, partners, shareholders and other equity interest holders from and against any and all Losses suffered or incurred by any or all of Landlord or any of such other indemnitees arising from, or related to, any breach of the foregoing representations, warranties and covenants. At any time and from time- to- time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification and such other evidence as Landlord may reasonably request evidencing and confirming Tenant’s compliance with this Section.

23.11 Counterparts. This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

[Signature Pages Follow]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

CREEK ROAD WAREHOUSE COMPLEX LLC
an Ohio limited liability company

By:	/s/ Andrew Green
Name:	Andrew Green
its:	Manager

Date	3/31/22

LANDLORD NOTARY

STATE OF OHIO	}
} SS:
COUNTY OF HAMILTON	}

BE IT REMEMBERED that on this _ day of March, 2022 before me, the subscribed notary public, personally appeared Andrew J. Green who, I am satisfied, is the person who signed the within instrument as Manager of Creek Road Warehouse Complex LLC, and he thereupon acknowledged that said signature of the within instrument was his voluntary act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

TENANT:

JP OUTFITTERS, LLC
a Delaware limited liability company

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Its:	Managing Director
Date:	3/31/2022

TENANT NOTARY

BE IT REMEMBERED on this 31 day of March. 2022 before me, the subscribed notary public, personally appeared Arnold Cohen who, I am satisfied, is the person who signed the within instrument as Managing Director of JP Outfitters LLC, and he thereupon acknowledged that the said instrument was signed, sealed with its corporate seal and delivered by him as such officer, and is the voluntary act and deed.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

/s/
Notary Public

LEASE EXHIBIT A

Legal Description

LEASE EXHIBIT A-1

Depiction of Premises and Property

LEASE EXHIBIT B

Intentionally Deleted

LEASE EXHIBIT C

Intentionally Deleted

LEASE EXHIBIT D

Broom Clean Condition and Repair Requirements

●	All lighting is to be placed into good working order.

●	All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the Premises standard.

●	All structural steel columns in the warehouse and office should be inspected for damage and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

●	HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well- maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

●	All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

●	The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them, ordinary wear and tear excepted. Flooring shall be free of excessive dust, dirt, grease, oil and stains. Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

●	Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the break room, restroom areas, windows, and other portions of the Premises.

●	There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

●	All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

●	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

●	All mechanical and electrical systems shall be left in a safe condition that conforms to code. All low voltage wiring shall be removed from the Premises and any damage caused by such removal shall be repaired to Landlord’s reasonable satisfaction. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

●	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

●	All dock bumpers shall be left in place and well-secured.

●	Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

●	All trash shall be removed from both inside and outside of the Premises.

●	All signs in front of Premises and on glass entry door and rear door shall be removed.

LEASE EXHIBIT E

Rules & Regulations

1.	No part of the Premises or Common Areas shall be used for any purpose other than as permitted by the zoning regulations of the County in which the Premises is located for the type of zoning given in Exhibit A or as stipulated in the Lease.

2.	No materials or products shall be manufactured or stored that constitute a nuisance or cause the emission of noxious odors or gases or smoke. No burning of materials, outside or inside the Premises, will be permitted.

3.	No fence, wall, loading facility, outside storage facility, or permanent improvements will be erected or constructed without the prior written approval of the Landlord.

4.	Tenants will keep their Premises safe, clean, neat and provide for the removal of trash from their Premises. No pets will be allowed on the Premises.

5.	No materials, supplies or products shall be stored outside without the prior written approval of the Landlord.

6.	Tenants shall not cause or make an excessive noise, odor, harmful sewage or vibration that could be deemed objectionable to other tenants.

7.	No signs are to be erected other than the standard format. Signs are not to be erected other than on the space provided for the Premises.

8.	Each tenant is to maintain a pest control program appropriate to their Use.

9.	A fifteen (15) mile-per-hour speed limit is to be observed within the Premises.

10.	No employee parking will be permitted on the streets or in the Premises other than in the areas designated by the Landlord.

11.	All enterprises are to be conducted in a business-like manner.

LEASE EXHIBIT F

Tenant Contact Information

Leasing Contact:	Operations/Tenant Improvements Contact:

Name:	Name:
Address:	Address:

Email:	Email:

Phone:	Office or Cell?	Phone:	Office or Cell?

Fax:	Fax:

Property Evaluation Survey Contact:	Emergency Contact:

Name:	Name:
Address:	Address:

Email:	Email:

Phone:	Office or Cell?	Office Phone:

Fax:	Cell Phone:

Fax:

Accounting - Billing Contact (Please include the address you would like the monthly statements mailed to):	Insurance Certificates Contact (Must be a Tenant Contact, not your insurance agent):

Name:	Name:
Address:	Address:

Email:	Email:

Phone:	Office or Cell?	Phone:	Office or Cell?

Fax:	Fax:

ADDENDUM - OPTION TO RENEW

This Addendum (“Addendum”) is a part of and incorporated into that certain Industrial Building Lease (the “Lease”; the Lease together with the Addendum shall be collectively referred to herein as the “Lease”).

1. Tenant shall have one (1) option (the “Renewal Option”) to renew this Lease for additional terms of five (5) years (each a “Renewal Term” and collectively, the “Renewal Terms”) on all the same terms and conditions set forth in this Lease, except that Base Rent in the first Lease Year of a Renewal Term shall be at the then prevailing fair market rental rate (defined below). Tenant shall provide Landlord with no less than six (6) months prior written notice of its intent to exercise a Renewal Option (the “Renewal Notice”). If Tenant fails to timely deliver the Renewal Notice to Landlord, then Tenant shall automatically be deemed to have irrevocably waived and relinquished the Renewal Option.

2. The “fair market rental rate” shall be the prevailing market rent for space of like quality in the Cincinnati, Ohio and surrounding suburban area for renewing, non-equity tenants as determined by the mutual written agreement of Landlord and Tenant and considering the number of years in the term, any tenant improvement allowances, brokerage commissions, construction time and all other Lease concessions. If Landlord and Tenant shall not have reached mutual agreement as to the fair market rental rate on or before the day which is twenty (20) business days after Tenant sends its Renewal Notice, then Tenant, within fifteen (15) business days thereafter, shall either withdraw its Renewal Option, or elect to have Real Estate Appraisers determine the fair market rental rate in accordance with the following procedure. If Tenant does not make an election with the fifteen (15) business day period, such failure shall be deemed an election to withdraw its Renewal Option, in which event the Lease shall terminate at the end of the initial sixty (63) month Term (unless sooner terminated as provided herein). Landlord and Tenant each shall, within the next fifteen (15) business days select a Real Estate Appraiser, as hereinafter defined. If either party shall fail to so appoint a Real Estate Appraiser, the one Real Estate Appraiser so appointed shall proceed to determine the fair market rental rate, provided that such determination shall be made in good faith. If the Real Estate Appraisers selected by Landlord and Tenant agree as to the fair market rental rate, said determination shall be binding on Landlord and Tenant. If the Real Estate Appraisers selected by Landlord and Tenant cannot agree as to the fair market rental rate within fifteen (15) business days, then said Real Estate Appraisers shall jointly select a third Real Estate Appraiser within the following ten (10) business days. The fair market rental rate shall then be determined by the third Real Estate Appraiser within fifteen (15) business days, and said determination shall be binding on Landlord and Tenant; provided however that if the third Real Estate Appraiser shall determine a fair market rental rate which is lower than the fair market rental rate designated by both of the other two Real Estate Appraisers, then the fair market rental rate which is the lower fair market rental rate designated by the other two Real Estate Appraiser shall be the fair market rental rate as determined hereunder; and provided further that if the third Real Estate Appraiser shall determine a fair market rental rate which is greater than the fair market rental rate designated by both of the other two Real Estate Appraisers, then the fair market rental rate which is the greater fair market rental rate designated by the other two real Estate Appraisers shall be the fair market rental rate as determined hereunder. The term “Real Estate Appraiser” shall mean a fit and impartial person having not less than ten (10) years’ experience in the location of the Premises as an appraiser of leasehold estates or as a commercial leasing broker. The final determination of the Real Estate Appraiser(s) shall be in writing and shall be binding and conclusive upon the parties, each of which shall receive counterpart copies thereof. The fees and expenses of the Real Estate Appraisers selected by Landlord and Tenant shall be paid for by the party by whom such Real Estate Appraiser was selected. The fees of the third Real Estate Appraiser, if any, shall be shared equally by Landlord and Tenant.

3. The Renewal Option(s) is/are granted subject to all of the following conditions:

(a) As of the date on which Tenant delivers its Renewal Notice and continuing through the commencement date of the Renewal Term, this Lease shall be in full force and effect and no act or omission shall occur which, with the giving of notice or the passage of time, or both, shall constitute a breach or default by Tenant under this Lease.

(b) There shall be no further right of renewal after the expiration of the second Renewal Term.

(c) The Renewal Option(s) is/are personal to Tenant. In the event that Tenant assigns its interest under this Lease or subleases all or any portion of the Premises, whether or not in accordance with the requirements of this Addendum, and whether directly or indirectly, the provisions of this Addendum shall not be available to, or run to the benefit of, and may not be exercised by, any assignee or sublessee.